AMENDMENT NO. 2 TO THE
ALPHARMA INC. SUPPLEMENTAL SAVINGS PLAN

The Alpharma Inc. Supplemental Savings Plan (the "Plan") is hereby amended effective as of June 22, 2006, as follows:

1.    Section 9.1 of the Plan is hereby deleted in its entirety and replaced with the following:

"Amendment. The Company, acting through its Board of Directors, shall have the right to amend the Plan from time to time except that no such amendment shall, without the consent of the Participant to whom amounts have been credited to his Accounts, adversely affect the Participant's (and his beneficiary's) right to payments of such amounts.

Notwithstanding the foregoing, the Board of Directors has delegated to the executive management Benefits Committee the authority to adopt administrative amendments to the Plan, provided, that such amendments do not involve a change in the costs or liability of the Company or alter the benefits payable thereunder. The Board of Directors has delegated to the Compensation Committee the authority to adopt all other amendments to the Plan, provided, that such amendments do not significantly increase or decrease benefit amounts, or are required to be adopted by the Board of Directors under the Code or the regulations thereunder. The Board of Directors retains the authority to adopt amendments to the Plan that significantly increase or decrease benefit amounts, or are required to be adopted by the Board of Directors under the Code or regulations thereunder."

2.    Section 9.2 of the Plan is hereby amended by deleting the first sentence thereof and replacing it with the following:

"The Company, acting through its Board of Directors, may, in its discretion, terminate the Plan at any time, however, no such termination shall alter a Participant's (and his beneficiary's) right to the amounts previously credited to his Accounts."
/s/ George P. Rose____	_October 23, 2006_______
ALPHARMA INC.	DATE